Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

October 8, 2024

Board of Directors
Acasti Pharma Inc.
103 Carnegie Center
Suite 300
Princeton, NJ 08540

To the addressee referred to above:

We are acting as counsel to Acasti Pharma Inc., a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its registration statement on Form S‑3 (File No. 333-274899) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement of up to 6,594,615 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), comprised of (a) 1,951,371 shares of Common Stock (the “Shares”), (b) 2,106,853 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”), and (c) 2,536,391 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the common warrants (“Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”), each issued to accredited investors in a private placement pursuant to that certain securities purchase agreement by and between the Company and the accredited investors, dated as of September 24, 2023 (the “Securities Purchase Agreement”) as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). The Post-Effective Amendment is being filed with the Commission under the Act for the purpose of updating the Registration Statement following the Company’s change in its jurisdiction of organization to the State of Delaware. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the Securities Purchase Agreement and the Warrants.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Acasti Pharma Inc.	- 2 -	October 8, 2024
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, (a) the Shares have been validly issued, fully paid, and nonassessable, and (b) the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) the exercise of the Warrants in accordance with their terms, (ii) the receipt by the Company of the exercise price for the Warrant Shares as specified in the applicable Warrants, and (iii) the issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Post-Effective Amendment.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP